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                                     Exhibit 10(cc)

                          AMENDMENT TO EMPLOYMENT AGREEMENT



    This Amendment is made effective as of the this _____ day of July, 1997 by and between American Crystal Sugar Company, a Minnesota cooperative (the "Company"), and Daniel McCarty ("Executive").

    WHEREAS, the Company and Executive have entered into an Employment Agreement dated April 8, 1996 (the "Agreement"); and

    WHEREAS, the parties desire to amend the Agreement to include certain wage continuation provisions to be made by the Company, and agreement by executive to refrain from competing with the Company upon termination of his employment.

    NOW, THEREFORE, in consideration of the foregoing and the respective undertakings of the Company and Executive as set forth below, the parties agree as follows:

    1.   Section 6.05 of the Agreement is hereby deleted in its entirety.

    2. A new Section 6.05 is hereby added to the Agreement, which Section shall read as follows:

              6.05 WAGE AND BENEFIT CONTINUATION.

              (a) In the event Executive's employment is terminated by the Company without cause pursuant to Section 6.01(d) or Section 6.03, and Executive signs a release of claims in a form satisfactory to the Company which assures that Executive will not commence any legal action against the Company as a result of the termination of employment by the Company, the Company shall continue the payment of Executive's base salary in effect at the time of the termination for a period of thirty-six (36) months from the date of termination.
         Payment shall be made on a bi-weekly basis in a manner consistent with the normal payroll practices of the Company. The payments to be made hereunder shall not be considered compensation in connection with computing benefits under any benefit plan in which Executive participates and the period of the payments hereunder shall not be considered as "service" for purposes of benefit accrual under such plan(s).

              (b) In addition to the continuation of wages, the Company shall continue to provide (or reimburse the Executive for the cost of) medical insurance, dental insurance, and life insurance with coverages generally consistent with coverage provided to Executive at the time of termination. Such continuation of benefits shall continue until such time as Executive becomes eligible for coverage provided by a

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         subsequent employer; provided, however, in no event will the Company be obligated to provide such benefits for more than thirty-six (36) months following the date of termination of employment.

              (c) In the event the Company is for any reason prohibited from providing the foregoing benefits to Executive by virtue of applicable state or federal law, or would otherwise cause material adverse tax consequences to the Company, the Company shall be relieved of its obligation to provide such benefits and the parties hereto shall use their best efforts to reach mutual agreement with respect to permissible benefits to be provided in lieu of those set forth above.

              (d) Any funds available to provide the benefits hereunder shall continue for all purposes to be part of the general funds of the Company; shall not be deemed to be income to Executive for purposes of profit sharing, pension, or any stock purchase plans; no person other than the Company shall, by virtue of the provisions of this Agreement, have any interest in such funds. The Agreement shall at all time be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. This Agreement and rights, interest, and benefits hereunder shall not be assigned, transferred or touched by Executive and shall not be subject to execution, attachment or similar process; and any such attempted assignment, transfer, pledge or other disposition of this Agreement, or such rights, interest and benefits contrary to the foregoing, or levy of any attachment or similar process thereupon, shall be null and void and without effect.

              (e) The parties understand and agree that the benefits provided in this Section 6.05 shall not be payable by the Company to the Executive if the termination of employment is as a result of death, disability, retirement, termination for cause (as such term is defined in the Agreement), or the voluntary resignation of the Executive. In such cases, the Executive (or his surviving spouse) shall be entitled to receive such benefits as would otherwise be payable to the Executive (or his surviving spouse) in the absence of this Agreement.

    3. A new Section 8 shall be added to the Agreement which provides as follows:

              8. RESTRICTIVE COVENANT. In consideration of the wage and benefit continuation provisions of this Agreement, Executive specifically agrees that except with the prior written consent of the Company, during the term of his employment with the Company and for a period of one (1) year thereafter, he will not render services in any manner or capacity (e.g., as an employee, independent contractor, advisor, consultant, principal, agent, partner, officer, director, stockholder, or otherwise) to any person or organization which is engaged in or about to become engaged in the production, marketing, or sale of refined sugar. In light of the unique


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         knowledge of Executive with respect to the business of the Company,
         Executive hereby acknowledges and agrees that the restrictive covenant contained herein is reasonable in duration and scope, and necessary to protect the legitimate business interests of the Company. The parties agree that if any provision of this Section 8 is held to be unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect any other provision of this Agreement. In the event terms of this restrictive covenant is determined by a Court of competent jurisdiction to be unreasonable or overly broad, the parties hereby authorize and request the Court to apply the "blue pencil doctrine" to modify the unreasonable or overly broad covenant to make it valid and enforceable against Executive.

    4. Except as otherwise specifically provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, this Amendment has been executed by the Company and Executive as of the date first above written.


                                       AMERICAN CRYSTAL SUGAR COMPANY



____________________________________   By:___________________________________
Daniel J. McCarty                         Wayne Langen, Chairman of the Board

DCM:als:917255


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